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                                                                     EXHIBIT 11

                           AAMES FINANCIAL CORPORATION
                               Earnings Per Share
           For the three and nine months ended March 31, 1997 and 1998



                                                                       Three months ended       Nine months ended
                                                                             March 31,              March 31,
                                                                    -----------------------  ------------------------
                                                                        1997       1998          1997        1998
                                                                    -----------  ----------  -----------  -----------
BASIC EARNINGS PER COMMON SHARE:
       Net Income for calculating basic earnings per
           common share                                             $17,575,000  $4,120,000  $31,225,000  $30,544,000
                                                                    ===========  ==========  ===========  ===========

       Average common shares outstanding                             27,547,000  27,898,000   25,995,000   27,827,000
                                                                    -----------  ----------  -----------  -----------
                   BASIC EARNINGS PER COMMON SHARE                  $      0.64  $     0.15  $      1.20  $      1.10
                                                                    ===========  ==========  ===========  ===========


DILUTED EARNINGS PER COMMON SHARE:
       Net Income                                                   $17,575,000  $4,120,000  $31,225,000  $30,544,000
                                                                    ===========  ==========  ===========  ===========

       Adjust net income to add back the after-tax amount
                   of interest recognized in the period associated
                   with the convertible subordinated notes              926,000     967,000    2,801,000    2,726,000
                                                                    -----------  ----------  -----------  -----------
                                Adjusted net income                 $18,501,000  $5,087,000  $34,026,000  $33,270,000
                                                                    ===========  ==========  ===========  ===========

       Average common shares outstanding                             27,547,000  27,898,000   25,995,000   27,827,000

       Add exercise of options and warrants                           2,799,000     842,000    4,412,000    1,164,000
       Convertible subordinated notes                                 6,152,000   6,107,000    6,158,000    6,106,000
                                                                    -----------  ----------  -----------  -----------
                                Diluted shares outstanding           36,498,000  34,847,000   36,565,000   35,097,000
                                                                    ===========  ==========  ===========  ===========
                                DILUTED EARNINGS PER COMMON SHARE   $      0.51  $     0.15  $      0.93  $      0.95
                                                                    ===========  ==========  ===========  ===========
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